Exhibit 99.1

Interstate Power and Light Company An Alliant Energy Company Corporate Headquarters 4902 North Biltmore Lane Suite 1000 Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Announces Pricing of Debt Offering

Senior Debentures will be due in 2020

Cedar Rapids, Iowa – August 23, 2010 – Interstate Power and Light Company (IPL), a subsidiary of Alliant Energy Corporation (NYSE: LNT), has priced a public offering of $200,000,000 aggregate principal amount of senior debentures. The senior debentures have an interest rate of 3.65% and will be due on September 1, 2020.

IPL intends to apply the approximately $198.3 million in net proceeds from this offering initially to invest in short-term assets and thereafter to fund the early redemption of its $200.0 million aggregate principal amount of 6 3/4% Series B Senior Debentures due March 15, 2011.

The offering was marketed through a group of underwriters consisting of Banc of America Securities LLC and Wells Fargo Securities, LLC, as joint book-running managers, and Mitsubishi UFJ Securities (USA), Inc., Commerz Markets LLC and Mizuho Securities USA Inc. as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus, which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission, copies of which may be obtained from Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Department or by calling 1-800-294-1322, or from Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attn: Syndicate Operations or by calling 1-800-326-5897. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Interstate Power and Light is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in Iowa and southern Minnesota, serving approximately 525,000 electric and 234,000 natural gas customers.